Exhibit 10.50

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into as of [__], 2026 by and between Blockfusion Data Centers, Inc., a Delaware corporation (the “Company”) and AT Invest LLC (the “Consultant”) (each a “Party” and together, the “Parties”).

WHEREAS, on November 19, 2025, (i) Blue Acquisition Corp., a Cayman Islands exempted company, (ii) the Company, (iii) Atlas I Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of the Company (“SPAC Merger Sub”), (iv) Atlas Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Company Merger Sub”), and (v) Blockfusion USA, Inc. (“Blockfusion USA”), entered into that certain Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”);

WHEREAS, immediately after the closing of the transaction contemplated by the Business Combination Agreement (the “Closing”), the Company desires to avail itself of the expertise of Consultant to provide the services described herein; and

WHEREAS, Consultant desires to provide such services under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Services.

(a)	The Company hereby retains the Consultant to be reasonably available (up to 20 hours per month) to provide advisory services related to (i) SPAC wind-down and post-Closing integration matters, (ii) investor relations and shareholder transition support (excluding, for the avoidance of doubt, capital-raising or share promotion services), and (iii) such other specific projects as mutually agreed by the Parties in writing (collectively, the “Services”). Notwithstanding the foregoing, the Services shall expressly exclude any duties, responsibilities, advice, or activities that Consultant performs or is obligated to perform in his capacity as a member of the Board of Directors of the Company or any Group Company, and Consultant acknowledges that no compensation paid under this Agreement is for service as a director. Consultant shall begin providing the Services on the first business day following the day of the Closing. In connection with Consultant’s performance of the Services, the Company agrees to make its officers, advisors (including legal counsel, auditors, and accountants), and third-party service providers, available to Consultant as reasonably required.

(b)	The relationship of the Parties is solely that of principal and independent contractor. Nothing herein shall be considered to create a partnership, joint venture, or employer-employee relationship, between the Parties or between one Party and the employees or agents of the other Party. None of the employees or agents of either Party shall be eligible for any employee benefits from the other Party. The Parties shall be solely responsible for paying their respective employees and agents and for withholding taxes from their wages.

2.	Term; Termination. This Agreement shall have a term (the “Term”) beginning on the Closing and ending on the one (1) year anniversary of the Closing, unless extended by the mutual agreement of the Company and the Consultant; provided that this Agreement will terminate automatically if the Business Combination Agreement is terminated prior to Closing for any reason.

3.	Consideration – Fees; Expenses.

(a)	Subject to the terms and conditions set forth herein, and in conjunction with, and as consideration for, the aggregate fee for the Consultant providing the Services shall be $1,500,000 (the “Fee”). The Fee shall be paid by the Company to the Consultant in the following manner:

i.	In the event that the minimum cash condition as set forth in Section 7.2(d) of the Business Combination Agreement (the “Minimum Cash Condition”) is satisfied in full in connection with the Closing, the Fee shall be paid in cash, at the end of each monthly period following the Closing (each, a “Monthly Period”), in an amount of $125,000 per Monthly Period.

ii.	In the event that achievement of the Minimum Cash Condition is either waived or reduced in writing in accordance with the Business Combination Agreement and at least two-thirds (2/3) of the Minimum Cash Condition (as calculated in accordance with the Business Combination Agreement) shall be delivered at Closing (the “Minimum Percentage”), the Fee shall be paid in the form of an award (the “Grant”) of restricted stock units under the Company’s 2026 Stock Incentive Plan (the “Plan”) within ninety (90) days following the Closing. The Grant shall vest in equal installments at the end of each Monthly Period. Such Grant will be subject to approval of the Company’s compensation committee, the terms and conditions of the Plan and an award agreement to be provided to Consultant separately as soon as reasonably practicable following the Closing, as well as Consultant’s continued performance of the Services through the applicable grant date.

(b)	In addition, the Company will reimburse Consultant for reasonable, documented out-of-pocket expenses actually incurred in connection with the performance of the Services, including travel expenses at rates consistent with the Company’s travel policy for similarly situated service providers. Consultant shall submit expense reports with reasonable supporting documentation within thirty (30) days of incurring such expenses, and the Company shall reimburse approved expenses within thirty (30) days of receipt of such documentation.

4.	Termination. Each Party may terminate this engagement on 30 days’ written notice for any reason or no reason with or without “Cause” or “Good Reason” as this Agreement defines those terms.

(a)	For purposes of this Agreement, “Cause” means any of the following:

i.	The Consultant’s conviction of (including any plea of guilty or nolo contendere to), any felony, or any crime involving fraud, dishonesty, misappropriation, or moral turpitude;

ii.	The Consultant’s theft, fraud, embezzlement, willful misconduct, breach of fiduciary duty or material falsification of any documents or records of the Company, its subsidiaries or other affiliates (each, a “Group Company”);

iii.	any misconduct, moral turpitude or gross negligence of the Consultant in relation to the Services that has a material detrimental effect on a Group Company’s reputation or business;

iv.	The Consultant’s willful failure to cooperate with the Company and its legal counsel in connection with any investigation or other legal or similar proceeding involving any Group Company; or

v.	any material breach of this Agreement.

Notwithstanding the foregoing, no event described in clauses (iii) – (v) of this Section will constitute Cause unless the board of directors (the “Board”) has given the Consultant notice of its intention to terminate the Consultant for Cause, which sets forth the events that constitute Cause, and the Consultant fails to cure such events to the Board’s reasonable satisfaction within fourteen (14) calendar days after receiving such notice.

(b)	Consultant may terminate this engagement upon written notice by the Consultant to the Company of a resignation for Good Reason (provided that at the time of such resignation no notice of the Board’s intention to terminate the Consultant’s engagement for Cause is pending at the time Consultant delivers notice). For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events, without the express written consent of the Consultant, unless such events are fully corrected in all material respects by the Company within sixty (60) calendar days following written notification by the Consultant to the Company of the occurrence of one of the reasons set forth below:

i.	a material reduction in the Fee (including a failure to timely deliver any portion of the Grant) or the Company’s repeated and willful failure to provide Consultant with access to the Company’s officers and advisors as required under Section 1(a) to perform the Services; or

ii.	material breach by the Company of any of its material obligations hereunder, including, but not limited to, the obligation to provide the Grant pursuant to the terms set forth herein.

The Consultant must provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within sixty (60) calendar days after the first occurrence of such circumstances, and actually terminate the engagement within thirty (30) calendar days following the expiration of the Company’s sixty (60)-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” will be deemed irrevocably waived by the Consultant.

5.	Consequences of Termination.

(a)	In the event this engagement is terminated by the Company for Cause or by Consultant without Good Reason, Consultant shall be entitled to keep all previously paid Fees or reimbursements, as well as the pro rata portion of the Monthly Period in which the engagement is terminated prior to such termination.

(b)	In the event this engagement is terminated by the Company without Cause, or by the Consultant for Good Reason, or Consultant’s engagement ends as a result of his death or disability, (i) if the Fee is paid in cash, Consultant shall be entitled to the unpaid amount of the Fee, which shall be paid within five (5) business days of such termination and (ii) if the Fee is issued in a Grant, Consultant shall be entitled to keep all vested shares he received from the Grant, and any unvested shares subject to the Grant shall be treated in accordance with the terms set forth in the Plan and the applicable award agreement, provided that any unvested portion of the Grant shall accelerate, immediately vest and be paid to the Consultant within 60 days following the end of the engagement.

6.	Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants to the Consultant that:

(a)	The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Company. The Company possesses all requisite power and authority necessary to enter into this Agreement and to carry out the transactions contemplated by this Agreement. Upon execution and delivery by the Company and the Consultant, this Agreement will be a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b)	The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby do not violate, conflict with or constitute a default under, in each case, in any material respect, (i) the Company’s certificate of incorporation, (ii) any agreement, indenture or instrument to which the Company is a party, or (iii) any law, statute, rule or regulation to which the Company is subject, or any agreement, order, judgment or decree to which the Company is subject.

(c)	If the Grant is made pursuant to Section 3(b), upon the Closing, the Grant will be, validly issued and, once issued, shall be considered fully paid and non-assessable.

7.	Confidentiality.

a.	As a condition of, and as a material inducement to the Company entering into this Agreement, during the Term and for a period of one (1) year thereafter, the Consultant will not, directly or indirectly, during or after the term of this Agreement, disclose to anyone other than the Company or its representatives, provided that such representatives shall consist of, and be limited to, the directors and officers of the Company, and will not use except in the provision of the Services hereunder, any confidential, proprietary or secret information, documentation or material relating to the Company or its products, services, customers or business operations, personnel or activities, clients, vendors, licensees or licensors (collectively, and as further defined herein, “Confidential Information”), except with the prior written permission of the Company (which may be withheld in its sole discretion). The Consultant agrees that all Confidential Information (whether or not learned, obtained or developed solely by the Consultant or jointly with others) shall remain the property of the Company. Confidential Information includes, but is not limited to: (i) information disclosed by the Company or its Representatives, whether disclosed orally or disclosed or accessed in written, electronic, or other form of media, including, without limitation, any information concerning the past, present, and future business affairs of the Company, finances, organizational structure, internal practices, ideas, know-how and other intellectual property, notes, analyses, reports of the Company; and (ii) any third-party confidential information included with, or incorporated in, any information provided by the Company or its Representatives to the Consultant. The Consultant may disclose Confidential Information to its representatives who have a need to know such information in connection with the performance of the Services hereunder, provided that (i) Consultant provides the Company with prior written notice identifying any such representative before any disclosure is made, (ii) such representatives are advised of the confidential nature of such information and are bound by written confidentiality and non-use obligations at least as protective as the provisions of this Section 7, and (iii) Consultant shall be fully liable and responsible for any breach of such obligations by any such representative as if such breach were committed by Consultant directly.

b.	Upon termination of this Agreement or at any earlier time as requested by the Company, the Consultant will promptly furnish to the Company or destroy (at the election of the Company) any and all copies (in whatever form or medium) of all Confidential Information, including any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof. Notwithstanding the return or destruction of the Confidential Information required by this paragraph, all duties and obligations of the Consultant under this Section 7 shall remain in full force and effect.

c.	Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), (1) the Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) the Consultant acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

8.	Miscellaneous.

a.	No Survival of Representations and Warranties. None of the representations and warranties made by the parties hereto in this Agreement shall survive the termination of this Agreement.

b.	Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

c.	Governing Law; Jurisdiction; Jury Trial Waiver. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts wholly performed within the borders of such state, without giving effect to the conflict of law principles thereof. The parties hereby irrevocably and unconditionally (i) submit to the jurisdiction of the state courts of New York located in New York County and the United States District Court for the Southern District of New York. Each party hereby knowingly, voluntarily, and intentionally, irrevocably waives the right to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement.

d.	Specific Performance. Each party hereto agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by any of the other parties hereto in accordance with the terms hereof and that such party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity, without the necessity of proving that monetary damages would be inadequate or the posting of a bond or other security.

e.	Entire Agreement; Amendment; Waiver; Assignment. This Agreement constitutes the entire understanding of the parties with respect to its subject matter and supersedes any prior oral or written communication or understanding with respect thereto. Except as otherwise provided herein or by applicable law, this Agreement may not be amended or changed in any respect, except by a written agreement executed by both parties hereto. No waiver will be effective unless it is expressly set forth in a written instrument executed by the waiving party and any such waiver will have no effect except in the specific instance in which it is given. Any delay or omission by a party in exercising its rights under this Agreement, or failure to insist upon strict compliance with any term, covenant, or condition of this Agreement will not be deemed a waiver of such term, covenant, condition or right, nor will any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times. The Consultant may not assign or otherwise transfer any right or obligation provided for under this Agreement without the prior written consent of the Company, and any purported assignment or transfer without such consent shall be null and void ab initio.

f.	Notices. Any and all notices hereunder shall be deemed duly given when delivered by registered or certified mail (postage prepaid), email, overnight courier or hand delivery to the parties at the following addresses:

If to the Company:      Blockfusion Data Centers, Inc.

447 Broadway, 2nd Floor, #538

New York, NY 10013

Email: [ ]

If to Consultant:          AT Invest LLC

1601 Anita Lane

Newport Beach, CA 92660

Attn: Ketan Seth

Email: kseth@blueacorp.com

g.	Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BLOCKFUSION DATA CENTERS, INC.

By:
Print Name:
Print Title:

AT INVEST LLC

By:
Name:	Ketan Seth
Title:	Authorized Signatory

[Signature Page – Consulting Agreement]